Exhibit 10.1

BlueCross Blue Shield
of Texas

August 30, 2010

Mr. Dennis Mouras
President and CEO
CareAdvantage, Inc.
Metropolitan Corporate Center
485-C Route One South
Iselin, NJ  08830

Dear Mr. Mouras:

In accordance with Section 5.2.2, “Termination without Cause”, of the Service and License Agreement between CareAdvantage, Inc. (“CareAdvantage” or “CAI”) and Blue Cross and Blue Shield of Texas, a division of Health Care Service corporation, a Mutual Legal Reserve Company (“BCBSTX”) effective August 15, 2003 (the “Agreement”), this letter serves as ninety (90) days prior written notice of BCBSTX’s intent to terminate the Agreement effective November 30, 2010.

We would like to thank you for the services your organization has provided over the years.

Sincerely,

/s/ Cynthia A. Johnson

Cynthia A. Johnson
Vice President
Health Care Clinical Operations

CAJ:dmc